                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of earliest event reported) : August 19, 1998

                                  H.T.E., Inc.
             (Exact name of registrant as specified in its charter)

               FLORIDA                                 0-22657                              59-2133858
     (State or Other Jurisdiction               (Commission File No.)                    (I.R.S. Employer
           of Incorporation)                                                            Identification No.)

1000 Business Center Drive                                                                     32746
Lake Mary, Florida                                                                          (Zip Code)
(Address of principal executive offices)


       Registrant's telephone number, including area code : (407) 304-3235
      --------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5. Other Events

        The following consolidated financial statements of H.T.E., Inc. reflecting pooled operations of H.T.E., Inc. and subsidiaries and UCS, Inc., which was acquired by H.T.E., Inc. on June 1, 1998, and related Management's Discussion and Analysis of Financial Condition and Results of Operations for the periods ended March 31, 1996, and December 31, 1996 and 1997, are filed as part of this Report:

        Reports of Independent Certified Public Accountants
        Consolidated Balance Sheets
        Consolidated Statements of Operations
        Consolidated Statements of Stockholders' (Deficit) Equity
        Consolidated Statements of Cash Flows
        Notes to Consolidated Financial Statements

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements, including the Notes thereto. This description contains certain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from the results discussed in the forward-looking statements as a result of certain of the factors set forth from time to time in the Company's filings with the Securities and Exchange Commission (the "Commission").

OVERVIEW

     The Company develops, markets, implements and supports fully integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments and other municipal agencies and for public and private utilities. For over 16 years, the Company has strategically focused on providing software applications exclusively to middle market public sector organizations and utilities, and has established itself as a leading provider of software solutions to those markets. HTE's fully integrated enterprise-wide software applications are designed to fulfill the specific functional requirements of the public sector marketplace, such as improvement of delivery of services, reduction of costs, enhancement of revenue collection, operation within budgetary constraints, compliance with government regulations and improvement of overall operating efficiencies. The Company's Total Enterprise Solution currently includes more than 50 applications addressing five functional areas: financial management, community services, public safety and justice, education and utility management. The Company's products operate as integrated suites or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors. As part of its strategy to provide a completely integrated solution to its customers, the Company also provides a variety of related services, including consulting, implementation, education and training, and the provision and configuration of hardware systems.

     The Company provides its software applications and business solutions to customers in public sector and utility markets under license agreements and service contracts. HTE's revenues are generated principally from (i) software licenses that grant customers the right to use the Company's software products,
(ii) professional services derived from a variety of services related to the implementation of the Company's software, including project management, custom programming, consulting, conversion and education programs, systems planning and integration and other services, (iii) sales of hardware such as computers, data collection equipment, peripherals and related network and communications products purchased from third-parties and sold by the Company to its software customers, (iv) maintenance and other revenues which include revenues associated with annual software maintenance and support services, and (v) resource management revenues derived from Information Technology ("IT") outsourcing services designed to assume total or partial control and responsibility of customers' information resources, generally on a long-term basis.

     The Company recognizes revenues from software licenses when the related license agreement has been executed and the software has been shipped to the customer, provided that no significant Company obligations remain related to the software license and collection of the receivable is deemed probable. The Company typically contracts professional services on a time and materials basis and such revenues are recognized as services are performed. Hardware revenues are recognized at the time the products are shipped. The Company drop-ships hardware directly to the customer and does not carry hardware inventory. Revenues from maintenance and other are recognized ratably over the term of the applicable maintenance agreement. Resource management revenues are recognized monthly as services are performed, according to the contractually agreed upon rate.

     The sales cycle for the Company's systems is typically six to 18 months from initial contact to contract signing. The product delivery cycle varies based on the customer's implementation plan. Complete product implementation typically occurs within six to nine months, but can extend beyond nine months on contracts involving significant and continuing customer service requirements, particularly with enterprise-wide solutions.

Accordingly, the product delivery cycle depends upon the combination of products purchased and the defined implementation plan.

     The Company accounts for costs related to computer software in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." All costs incurred to establish technological feasibility of a software product are charged to research and development expense as incurred. Technological feasibility is established when the Company has completed all planning, designing, coding and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements. Costs of producing product masters incurred subsequent to establishing technological feasibility are capitalized and are amortized on a straight-line basis over three years once the product is available for general release to customers. The Company ceases capitalization when the product is available for general release to customers. Effective April 1, 1995, management changed the estimated useful life of capitalized software development costs from 60 months to 36 months. As a result, the Company recognized additional amortization expense of $1.3 million during the year ended March 31, 1996. This change was reflected in the cost of software licenses and resulted in an increase as a percentage of software license revenues from 19.7% to 31.0% for the year ended March 31, 1996.

     The Company derives substantially all of its revenues from domestic operations. In November 1996, HTE established a presence in Canada through an acquisition.

     The Company's revenues and operating results are subject to quarterly and other fluctuations resulting from a variety of factors, including the effect of budgeting and purchasing practices of its customers, the length of the customer evaluation process for the Company's solutions, the timing of customer system conversions, and the Company's sales practices. Historically, the Company has achieved its highest income in the fiscal quarter ended March 31 due to the Company's sales practices. In 1996, the Company implemented a new sales and marketing program and changed its fiscal year end to December 31, which the Company believes will have the effect of moderating such fluctuations. Because of these changes, the Company believes that historical quarterly operating data should not be relied upon as an indicator of its future performance. However, the Company has often recognized a substantial portion of its revenues during the last month of each quarter. Since a significant portion of the Company's operating expenses is relatively fixed, the Company may not be able to adjust or reduce spending in response to sales shortfalls or delays. These factors can cause significant variations in operating results from quarter to quarter. The Company believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of its future performance.

Recent Acquisitions

     In December 1997, the Company purchased the assets of Kb Systems, Inc. ("Kb") for $400,000 in cash and the payment of a continuing royalty on license fees over a five-year period. For its fiscal year ended June 30, 1997, Kb had revenues of approximately $1.4 million. As of the date of the acquisition, Kb had approximately 150 customers. The Kb software applications have enabled the Company to expand its penetration into governmental tax departments by adding property appraisal and assessment applications to its traditional tax billing and collection capability.

     In January 1998, the Company purchased the assets of JALAN, Inc.("JALAN") for approximately $1.7 million in cash. For its fiscal year ended September 30, 1997, JALAN had revenues of approximately $2.5 million. As of the date of the acquisition, JALAN had 18 employees and approximately 120 customers in 32 states. The JALAN software applications track inmate information for jails, case status for courts, defendant case information for district attorneys' and public defenders' offices, civil papers for sheriff departments, case information for the probation system and claims for victim compensation.

     In April 1998, the Company completed a pooling of interests acquisition of Phoenix Systems, L.L.C. ("Phoenix") for 272,036 shares of Common Stock valued at $3.0 million on or about the closing date. As of the date of the acquisition, Phoenix had 22 employees and approximately 70 customers. The Phoenix software applications encompass a complete suite of integrated Windows NT software products targeted towards financial management and student administration for school districts (grades K through 12).

     In June 1998, the Company completed a pooling of interests acquisition of UCS, Inc. ("UCS") for 1,120,000 shares of Common Stock valued at $15.0 million as of the April 1998 agreement valuation date. For its fiscal year ended December 31, 1997, UCS had revenues of approximately $10.0 million. As of the date of the acquisition UCS had approximately 130 employees in its Ft. Lauderdale, Florida, Golden, Colorado and Vienna, Virginia offices and more than 200 customers throughout the United States. UCS is a leading mobile work force automation provider of field-based reporting software. UCS's products and services are utilized by federal, state, county and city government agencies, as well as police and fire departments. UCS mobile data software enables law enforcement officials to utilize HTE software through the entire criminal justice process -- from the first point of contact with a suspect in the field through the judicial system and throughout the incarceration period.

     In July 1998, the Company entered into a letter of intent to acquire the assets of Vanguard Management and Information Systems, Inc. ("Vanguard") for $400,000 in cash and the payment of continuing royalties over a five-year period. Subject to completion of due diligence and the execution of a definitive purchase agreement, the acquisition is expected to close in the quarter ending September 30, 1998. Vanguard provides professional management services and software applications to trial courts and other judicial agencies. The Company expects the acquisition to expand its justice system product line, enhance its UNIX client/server offerings, and permit it to respond to proposals for large scale courts administration systems.

Future Acquisitions

     Over the past five years, the Company has supplemented its internal growth with nine acquisitions, four of which have occurred since June 1997. The Company intends to continue its growth strategy and expects growth from acquisitions to complement internally generated growth. The Company views acquisitions as a means of acquiring technology and industry expertise thereby expanding the variety of enterprise-wide software applications the Company offers for sale and servicing, broadening its customer base and expanding internationally. The Company believes that the public sector application vendor market is highly fragmented with many small point solution companies and that the industry is currently entering a period of consolidation. The Company intends to pursue acquisition opportunities which help it to accomplish its objective of becoming the leading provider of enterprise-wide IT solutions to the public sector.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain revenues, income and expense items expressed as a percentage of the Company's total revenues:

                                                                 NINE MONTHS ENDED          YEAR ENDED         SIX MONTHS ENDED
                                      YEAR ENDED MARCH 31,         DECEMBER 31,            DECEMBER 31,            JUNE 30,
                                      ---------------------   -----------------------   -------------------   -------------------
                                        1995        1996         1995         1996        1996       1997       1997       1998
                                      ---------   ---------   ----------   ----------   --------   --------   --------   --------
Revenues:
  Software licenses.................     31.3%       29.2%       24.2%        31.5%       34.6%      40.5%      39.9%      45.2%
  Professional services.............     25.0        27.0        26.3         25.9        25.6       22.0       24.8       21.6
  Hardware..........................     20.3        18.5        20.9         22.4        20.1       17.8       15.4       12.5
  Maintenance and other.............     23.4        25.3        28.6         20.2        19.7       19.0       19.9       19.1
  Resource management...............       --          --          --           --          --        0.7         --        1.6
                                        -----       -----       -----        -----       -----      -----      -----      -----
        Total revenues..............    100.0       100.0       100.0        100.0       100.0      100.0      100.0      100.0
                                        -----       -----       -----        -----       -----      -----      -----      -----
Operating expenses:
  Cost of software licenses.........      4.3         9.1        10.0          8.5         8.2        8.0        7.3        6.9
  Cost of professional services.....     18.3        19.2        20.1         14.4        14.7       12.7       13.8       12.7
  Cost of hardware..................     18.6        14.6        16.6         17.9        15.9       13.9       11.8       10.0
  Cost of maintenance and other.....     15.2        10.7        11.3          7.8         7.9        9.1        9.5       10.0
  Cost of resource management.......       --          --          --           --          --        0.5         --        1.1
  Research and development..........      9.5        11.4        11.8         15.2        14.3       12.5       13.5       14.2
  Sales and marketing...............     13.7        13.8        14.1         17.9        16.9       17.4       17.0       19.0
  General and administrative........     16.6        17.1        17.9         16.9        16.8       16.5       18.2       16.1
                                        -----       -----       -----        -----       -----      -----      -----      -----
        Total operating expenses....     96.2        95.9       101.8         98.6        94.7       90.6       91.1       90.0
                                        -----       -----       -----        -----       -----      -----      -----      -----
Operating income (loss).............      3.8         4.1        (1.8)         1.4         5.3        9.4        8.9       10.0
Interest expense (income)...........      0.3         0.3         0.2          0.5         0.5       (0.3)       0.4       (0.6)
                                        -----       -----       -----        -----       -----      -----      -----      -----
Income (loss) before income taxes...      3.5         3.8        (2.0)         0.9         4.8        9.7        8.5       10.6
Provision (benefit) for income
  taxes.............................      0.4         0.5        (2.2)         1.7         3.0        3.7        2.7        4.9
                                        -----       -----       -----        -----       -----      -----      -----      -----
        Net income (loss)...........      3.1%        3.3%        0.2%        (0.8)%       1.8%       6.0%       5.8%       5.7%
                                        =====       =====       =====        =====       =====      =====      =====      =====

Six Months Ended June 30, 1998 Compared to Six Months Ended June 30, 1997

     Revenues

     The Company's total revenues increased by 45% to $43.8 million for the six months ended June 30, 1998, from $30.2 million for the six months ended June 30, 1997.

     Software Licenses Revenues. Software licenses revenues increased by 64% to $19.8 million for the six months ended June 30, 1998, from $12.0 million for the six months ended June 30, 1997. As a percentage of total revenues, software license revenues increased to 45.2% for the six months ended June 30, 1998, from 39.9% for the six months ended June 30, 1997. The dollar and percentage increases resulted primarily from an increased number of software applications available for sale and a continued investment in sales and marketing activities.

     Professional Services Revenues. Professional services revenues increased by 26% to $9.5 million for the six months ended June 30, 1998, from $7.5 million for the six months ended June 30, 1997. As a percentage of total revenues, professional services revenues decreased to 21.6% for the six months ended June 30, 1998, from 24.8% for the six months ended June 30, 1997. The dollar increase in professional services was directly related to the increase in license fees and service offerings. The decrease in professional services revenues as a percentage of total revenues was primarily due to an increase in the sale of products requiring less implementation services, along with an increased backlog of services revenues associated with license fee bookings in the period.

     Hardware Revenues. Hardware revenues increased by 18% to $5.5 million for the six months ended June 30, 1998, from $4.6 million for the six months ended June 30, 1997. As a percentage of total revenues, hardware revenues decreased to 12.5% for the six months ended June 30, 1998, from 15.4% for the six months ended June 30, 1997. The dollar increase was primarily due to the increased number of license fee contracts executed that required the installation of hardware. The decrease in hardware revenues as a percentage of total revenues was primarily due to a larger number of sales of software licenses to customers who did not require additional hardware.

     Maintenance and Other Revenues. Maintenance and other revenues increased by 39% to $8.4 million for the six months ended June 30, 1998, from $6.0 million for the six months ended June 30, 1997. As a percentage of total revenues, maintenance and other revenues decreased to 19.1% for the six months ended June 30, 1998, from 19.9% for the six months ended June 30, 1997. The dollar increase was primarily due to maintenance contracts associated with new software licenses, customer system upgrades and price increases in the fees charged for annual maintenance. The decrease in maintenance and other revenues as a percentage of total revenues was primarily due to the lag time between the sale and booking of software licenses and the commencement of annual maintenance contracts.

     Resource Management Revenues. Resource management revenues were $723,000 or 1.6% of total revenues for the six months ended June 30, 1998. There were no comparable revenues for the six months ended June 30, 1997 as this division began operations in the fourth quarter of 1997.

     Cost of Revenues

     Cost of Software Licenses Revenues. Cost of software licenses includes third party royalties and amortization of computer software development costs. Cost of software licenses increased by 37% to $3.0 million for the six months ended June 30, 1998, from $2.2 million for the six months ended June 30, 1997. As a percentage of software license revenues, cost of software licenses decreased to 15.2% for the six months ended June 30, 1998, from 18.3% for the six months ended June 30, 1997. The dollar increase resulted primarily from an increased number of third party software licenses sold, specifically module enhancements such as report writers and imaging products. The decrease in the cost of software licenses as a percentage of software license revenues was primarily due to the growth of internal software licenses which exceeded the growth of third party software licenses.

     Cost of Professional Services Revenues. Cost of professional services consists primarily of personnel costs and other costs related to the services business. Cost of professional services increased by 33% to $5.5 million for the six months ended June 30, 1998, from $4.2 million for the six months ended June 30, 1997. As a percentage of professional services revenues, cost of professional services increased to 58.7% for the six months ended June 30, 1998, from 55.5% for the six months ended June 30, 1997. The dollar increase was directly related to increased professional services revenues. The increase in cost of professional services as a percentage of professional services revenues was primarily due to lower utilization rates resulting from an increased number of non-billable consultants in training.

     Cost of Hardware Revenues. Cost of hardware consists primarily of costs payable to vendors for hardware. Cost of hardware increased by 23% to $4.4 million for the six months ended June 30, 1998, from $3.6 million for the six months ended June 30, 1997. As a percentage of hardware revenues, cost of hardware increased to 79.9% for the six months ended June 30, 1998, from 76.9% for the six months ended June 30, 1997. The dollar increase was related to the increased hardware sales in the period. The increase in the cost of hardware as a percentage of hardware revenues was primarily due to the higher number of and smaller size of new contracts signed.

     Cost of Maintenance and Other Revenues. Cost of maintenance and other consists primarily of seven days a week, 24 hours a day telephone support, documentation and related administrative and personnel expenses. Cost of maintenance and other increased by 53% to $4.4 million for the six months ended June 30, 1998, from $2.9 million for the six months ended June 30, 1997. As a percentage of maintenance and other revenues, cost of maintenance and other increased to 52.6% for the six months ended June 30, 1998, from 48.0% for the six months ended June 30, 1997. The dollar and percentage increases were primarily due to investment in a new customer interaction software system and increased personnel to enhance products and support a larger client base.

     Cost of Resource Management Revenues. Cost of resource management consists primarily of personnel, hardware and administrative costs associated with managing data processing operations. Cost of resource management was $467,000 for the six months ended June 30, 1998. As a percentage of resource management revenues, costs of resource management was 64.6% for the six months ended June 30, 1998. There were no comparable costs for the six months ended June 30, 1997, as this division began operations in the fourth quarter of 1997.

     Research and Development Expenses. Research and development expenses are comprised primarily of salaries and a portion of the Company's overhead for its in-house staff and amounts paid to outside consultants to supplement the product development efforts of its in-house staff. Research and development expenses increased by 53% to $6.2 million for the six months ended June 30, 1998, from $4.1 million for the six months ended June 30, 1997. As a percentage of total revenues, research and development increased to 14.2% for the six months ended June 30, 1998, from 13.5% for the six months ended June 30, 1997. The dollar and percentage increases were primarily due to increased staffing levels and expenses for additional software and hardware required for the development of additional products and platforms as well as maintenance and enhancements of existing products.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries, commissions, travel related benefits and administrative costs allocated to the Company's sales and marketing personnel. Sales and marketing expenses increased by 62% to $8.3 million for the six months ended June 30, 1998, from $5.1 million for the six months ended June 30, 1997. As a percentage of total revenues, sales and marketing increased to 19.0% for the six months ended June 30, 1998, from 17.0% for the six months ended June 30, 1997. The dollar and percentage increases were attributable to the Company's continued expansion of its direct sales force, increased marketing efforts, travel and other expenses related to increased sales activity.

     General and Administrative Expenses. General and administrative expenses include the costs of corporate operations, finance and accounting, human resources and other general operations of the Company. General and administrative expenses increased by 29% to $7.1 million for the six months ended June 30, 1998, from $5.5 million for the six months ended June 30, 1997. As a percentage of total revenues, general and administrative expenses decreased to 16.1% for the six months ended June 30, 1998, from 18.2% for the six months ended June 30, 1997. The dollar increase was due to additional staffing, additional facility related expenses and additional computer equipment and software required to build the infrastructure to support the Company's growth. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to leveraging of existing resources. In the period ended June 30, 1998, the Company recorded a non-recurring charge of $237,000 related to the acquisitions of Phoenix and UCS. In the period ended June 30, 1997, the Company incurred non-recurring expenses of $300,000 related to the relocation and closing of certain offices.

     Provision for Income Taxes. The Company's income taxes have been recorded on a quarterly basis based on the Company's anticipated annual tax rate. However, during the six months ended June 30, 1998, the Company recorded a non-recurring deferred income tax charge of $339,000 in connection with the acquisitions of UCS and Phoenix. This provision recorded the deferred tax liabilities of UCS and Phoenix due to changes in tax status on the acquisition dates for federal income tax reporting purposes.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenues

     The Company's total revenues increased by 44% to $66.1 million for the year ended December 31, 1997, from $45.8 million for the year ended December 31, 1996.

     Software Licenses Revenues. Software licenses revenues increased by 69% to $26.8 million for the year ended December 31, 1997, from $15.8 million for the year ended December 31, 1996. As a percentage of total revenues, software license revenues increased to 40.5% for the year ended December 31, 1997, from 34.6% for the year ended December 31, 1996. The dollar and percentage increases resulted from an increased number of applications available for sale and an increased investment in sales and marketing.

     Professional Services Revenues. Professional services revenues increased by 24% to $14.5 million for the year ended December 31, 1997, from $11.7 million for the year ended December 31, 1996. As a percentage of total revenues, professional services revenues decreased to 22.0% for the year ended December 31, 1997, from 25.6% for the year ended December 31, 1996. The dollar increase was primarily due to the Company's increased number of services offered. The decrease in professional services revenues as a percentage of total revenues was primarily due to strong growth in revenues from software licenses, along with an increase in related professional services backlog.

     Hardware Revenues. Hardware revenues increased by 28% to $11.8 million for the year ended December 31, 1997, from $9.2 million for the year ended December 31, 1996. As a percentage of total revenues, hardware revenues decreased to 17.8% for the year ended December 31, 1997, from 20.1% for the year ended December 31, 1996. The dollar increase resulted from the Company's expansion of its third-party re-marketing sales through IBM. The decrease in hardware revenues as a percentage of total revenues was primarily due to stronger growth in software license revenues.

     Maintenance and Other Revenues. Maintenance and other revenues increased by 39% to $12.6 million for the year ended December 31, 1997, from $9.0 million for the year ended December 31, 1996. As a percentage of total revenues, maintenance and other revenues decreased to 19.0% for the year ended December 31, 1997, from 19.7% for the year ended December 31, 1996. The dollar increase resulted from maintenance contracts associated with new software licenses, customer system upgrades and price increases in the fees charged for annual maintenance. The decrease in maintenance and other revenues as a percentage of total revenues was primarily due to stronger growth in software license revenues.

     Resource Management Revenues. During 1997, the Company began offering the resource management service that allows customers to turn over management of all computer related functions. In October 1997, the Company signed its first resource management contract with Seminole County, Florida. Resource management revenues for the year ended December 31, 1997 were $448,000 or 0.7% of total revenues.

     Cost of Revenues

     Cost of Software Licenses Revenues. Cost of software licenses increased by 41% to $5.3 million for the year ended December 31, 1997, from $3.7 million for the year ended December 31, 1996. As a percentage of software license revenues, cost of software licenses decreased to 19.7% for the year ended December 31, 1997, from 23.6% for the year ended December 31, 1996. The dollar increase resulted from an increased number of software licenses. The decrease in the cost of software licenses as a percentage of software license revenues was primarily due to the growth of internal software licenses which exceeded the growth of third party software licenses.

     Cost of Professional Services Revenues. Cost of professional services increased by 24% to $8.4 million for the year ended December 31, 1997, from $6.7 million for the year ended December 31, 1996. As a percentage of professional services revenues, cost of professional services increased to 57.5% for the year ended December 31, 1997, from 57.4% for the year ended December 31, 1996. The dollar increase resulted from the growth in professional services revenues.

     Cost of Hardware Revenues. Cost of hardware increased by 26% to $9.2 million for the year ended December 31, 1997, from $7.3 million for the year ended December 31, 1996. As a percentage of hardware revenues, cost of hardware decreased to 78.3% for the year ended December 31, 1997, from 79.3% for the year ended December 31, 1996. The dollar increase is directly related to the increased hardware sales. The decrease in the cost of hardware revenues as a percentage of hardware revenues was primarily due to slightly improved margins on the larger hardware transactions.

     Cost of Maintenance and Other Revenues. Cost of maintenance and other increased by 66% to $6.0 million for the year ended December 31, 1997, from $3.6 million for the year ended December 31, 1996. As a percentage of maintenance and other revenues, cost of maintenance and other increased to 47.6% for the year ended December 31, 1997, from 39.8% for the year ended December 31, 1996. The dollar increase was primarily due to investment in new customer support processes, increased personnel to enhance products and additional computer equipment required to handle graphical user interfaces. The increase in the cost of maintenance and other revenues as a percentage of maintenance and other revenues was primarily due to costs related to building infrastructure to accommodate the growth in client base.

     Cost of Resource Management Revenues. Cost of resource management was $343,000 for the year ended December 31, 1997. As a percentage of resource management revenues, cost of resource management was 76.6% for the year ended December 31, 1997. There were no comparable costs for the year ended December 31, 1996, as this division began operations in the fourth quarter of 1997.

     Research and Development Expenses. Research and development expenses increased by 26% to $8.3 million for the year ended December 31, 1997, from $6.5 million for the year ended December 31, 1996. As a percentage of total revenues, research and development expenses decreased to 12.5% for the year ended December 31, 1997, from 14.3% for the year ended December 31, 1996. The dollar increase was primarily due to increased staffing levels and associated costs and expenses related to additional software and hardware required to enable the development of additional products and platforms. The decrease in research and development expenses as a percentage of total revenues was primarily due to revenues growing at a faster rate than research and development expenditures.

     Sales and Marketing Expenses. Sales and marketing expenses increased by 49% to $11.5 million for the year ended December 31, 1997, from $7.7 million for the year ended December 31, 1996. As a percentage of total revenues, sales and marketing expenses increased to 17.4% for the year ended December 31, 1997, from 16.9% for the year ended December 31, 1996. The dollar and percentage increases were attributable to the Company's continued expansion of its direct sales force, increased marketing efforts, travel and other expenses related to increased sales activity.

     General and Administrative Expenses. General and administrative expenses increased by 42% to $10.9 million for the year ended December 31, 1997, from $7.7 million for the year ended December 31, 1996. As a percentage of total revenues, general and administrative expenses decreased to 16.5% for the year ended December 31, 1997, from 16.8% for the year ended December 31, 1996. The dollar increase was due to additional staffing, space, computer equipment and software required to build the infrastructure to support the Company's growth. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to the leveraging of existing resources.

Nine Months Ended December 31, 1996 Compared to Nine Months Ended December 31, 1995

     Revenues

     The Company's total revenues increased by 23% to $34.5 million for the nine months ended December 31, 1996, from $28.0 million for the nine months ended December 31, 1995.

     Software Licenses Revenues. Software licenses revenues increased by 60% to $10.9 million for the nine months ended December 31, 1996, from $6.8 million for the nine months ended December 31, 1995. As a percentage of total revenues, software license revenues increased to 31.5% for the nine months ended December 31, 1996, from 24.2% for the nine months ended December 31, 1995. The dollar and percentage increases resulted primarily from an increased number of applications available for sale combined with the benefits of an increased investment in sales and marketing.

     Professional Services Revenues. Professional services revenues increased by 21% to $8.9 million for the nine months ended December 31, 1996, from $7.4 million for the nine months ending December 31, 1995. As a percentage of total revenues, professional services revenues decreased to 25.9% for the nine months ended December 31, 1996, from 26.3% for the nine months ended December 31, 1995. The dollar increase was primarily due to the increase in the number of its service offerings. The decrease in professional services revenues as a percentage of total revenues was primarily due to the impact of a large contract that ended in the year ended December 31, 1995.

     Hardware Revenues. Hardware revenues increased by 33% to $7.7 million for the nine months ended December 31, 1996, from $5.8 million for the nine months ended December 31, 1995. As a percentage of total revenues, hardware revenues increased to 22.4% for the nine months ended December 31, 1996, from 20.9% for the nine months ended December 31, 1995. The dollar and percentage increases were primarily due to the Company's expansion of its third party remarketing sales through IBM.

     Maintenance and Other Revenues. Maintenance and other revenues decreased by 13% to $7.0 million for the nine months ended December 31, 1996, from $8.0 million for the nine months ended December 31, 1995. As a percentage of total revenues, maintenance and other revenues decreased to 20.2% for the nine months ended December 31, 1996, from 28.6% for the nine months ended December 31, 1995. The dollar and percentage decreases were primarily due to a large support contract in the nine months ended December 31, 1995.

     Cost of Revenues

     Cost of Software Licenses Revenues. Cost of software licenses increased by 5% to $2.9 million for the nine months ended December 31, 1996, from $2.8 million for the nine months ended December 31, 1995. As a percentage of software license revenues, cost of software licenses decreased to 26.9% for the nine months ended December 31, 1996, from 41.1% for the nine months ended December 31, 1995. Excluding the charge related to the acceleration of amortization of computer software development costs of $1.0 million during the nine months ended December 31, 1995, the increase was $1.1 million or 62% in the nine months ended December 31, 1996 compared to the nine months ended December 31, 1995. This change was primarily due to increased costs related to third party public safety products.

     Cost of Professional Services Revenues. Cost of professional services decreased by 12% to $5.0 million for the nine months ended December 31, 1996, from $5.6 million for the nine months ended December 31, 1995. As a percentage of professional services revenues, cost of professional services decreased to 55.4% for the nine months ended December 31, 1996, from 76.3% for the nine months ended December 31, 1995. The dollar and percentage decreases resulted from minimizing non-billable travel and other administrative costs as this line of business expanded.

     Cost of Hardware Revenues. Cost of hardware increased by 33% to $6.2 million for the nine months ended December 31, 1996, from $4.7 million for the nine months ended December 31, 1995. As a percentage of hardware revenues, cost of hardware increased to 79.9% for the nine months ended December 31, 1996, from 79.8% for the nine months ended December 31, 1995. The dollar increase is directly related to increased sales of hardware.

     Cost of Maintenance and Other Revenues. Cost of maintenance and other decreased by 15% to $2.7 million for the nine months ended December 31, 1996, from $3.2 million for the nine months ended December 31, 1995. As a percentage of maintenance and other revenues, cost of maintenance and other decreased to 38.9% for the nine months ended December 31, 1996, from 39.5% for the nine months ended December 31, 1995. The dollar and percentage decreases were primarily due to a large support contract in 1995.

     Research and Development Expenses. Research and development expenses increased by 58% to $5.2 million for the nine months ended December 31, 1996, from $3.3 million for the nine months ended December 31, 1995. As a percentage of total revenues, research and development expenses increased to 15.2% for the nine months ended December 31, 1996, from 11.8% for the nine months ended December 31, 1995. The dollar increase was primarily due to increased staffing levels and associated costs. The increase in research and development expenses as a percentage of total revenues was primarily due to increased staffing levels and expenses for additional software and hardware required for the development of additional products and platforms as well as maintenance and enhancements of existing products.

     Sales and Marketing Expenses. Sales and marketing expenses increased by 57% to $6.2 million for the nine months ended December 31, 1996, from $3.9 million for the nine months ended December 31, 1995. As a percentage of total revenues, sales and marketing expenses increased to 17.9% for the nine months ended December 31, 1996, from 14.1% for the nine months ended December 31, 1995. The dollar and percentage increases were attributable to the Company's expansion of its direct sales force, increased marketing efforts, travel and other expenses related directly to increased sales activity.

     General and Administrative Expenses. General and administrative expenses increased by 17% to $5.8 million for the nine months ended December 31, 1996, from $5.0 million for the nine months ended

December 31, 1995. As a percentage of total revenues, general and administrative expenses decreased to 16.9% for the nine months ended December 31, 1996, from 17.9% for the nine months ended December 31, 1995. The dollar increase was primarily due to additional staffing in finance and accounting, human resources and contract administration required to support the Company's growth. The decrease in general and administrative expenses as a percentage of total revenues was primarily due to better leveraging of resources compared to growth in revenues.

Year Ended March 31, 1996 Compared to Year Ended March 31, 1995

     Revenues

     The Company's total revenues increased by 18% to $39.6 million for the year ended March 31, 1996, from $33.5 million for the year ended March 31, 1995.

     Software Licenses Revenues. Software licenses revenues increased by 10% to $11.6 million for the year ended March 31, 1996, from $10.5 million for the year ended March 31, 1995. As a percentage of total revenues, software license revenues decreased to 29.2% for the year ended March 31, 1996, from 31.3% for the year ended March 31, 1995. The dollar increase resulted from new software licenses. The decrease in software licenses revenues as a percentage of total revenues was primarily due to increased professional services compared to growth in software license sales.

     Professional Services Revenues. Professional services revenues increased by 27% to $10.7 million for the year ended March 31, 1996, from $8.4 million for the year ended March 31, 1995. As a percentage of total revenues, professional services revenues increased to 27.0% for the year ended March 31, 1996, from 25.0% for the year ended March 31, 1995. The dollar increase resulted from the Company's expansion of its professional services business. The increase in professional services revenues as a percentage of total revenues was primarily due to increased professional services compared to growth in software license sales.

     Hardware Revenues. Hardware revenues increased by 8% to $7.3 million for the year ended March 31, 1996, from $6.8 million for the year ended March 31, 1995. As a percentage of total revenues, hardware revenues decreased to 18.5% for the year ended March 31, 1996, from 20.3% for the year ended March 31, 1995. The dollar amount increased as the Company entered into a new remarketing agreement with IBM. The decrease in hardware revenues as a percentage of total revenues was primarily due to a larger proportional increase in software license revenues.

     Maintenance and Other Revenues. Maintenance and other revenues increased by 28% to $10.0 million for the year ended March 31, 1996, from $7.8 million for the year ended March 31, 1995. As a percentage of total revenues, maintenance and other revenues increased to 25.3% for the year ended March 31, 1996, from 23.4% for the year ended March 31, 1995 as a result of new software licenses and customer system upgrades.

     Cost of Revenues

     Cost of Software Licenses Revenues. Cost of software licenses increased by 150% to $3.6 million for the year ended March 31, 1996, from $1.4 million for the year ended March 31, 1995. As a percentage of software licenses revenues, cost of software licenses increased to 31.0% for the year ended March 31, 1996, from 13.7% for the year ended March 31, 1995. Excluding the charge related to the acceleration of amortization of computer software development costs of $1.3 million during the year ended March 31, 1995, the dollar increase was $822,000, or 57.4%, in the year ended March 31, 1996 compared to the year ended March, 31 1995. The change was primarily due to additional costs associated with third party products.

     Cost of Professional Services Revenues. Cost of professional services increased by 24% to $7.6 million for the year ended March 31, 1996, from $6.1 million for the year ended March 31, 1995. As a percentage of professional services revenues, cost of professional services decreased to 71.2% for the year ended March 31, 1996, from 73.2% for the year ended March 31, 1995. The dollar increase resulted from the Company's expansion of its professional services to offer full service in this area. The percentage decrease was primarily due to improved operating efficiencies.

     Cost of Hardware Revenues. Cost of hardware decreased by 8% to $5.8 million for the year ended March 31, 1996, from $6.2 million for the year ended March 31, 1995. As a percentage of hardware revenues, cost of hardware decreased to 78.8% for the year ended March 31, 1996, from 91.7% for the year ended March 31, 1995. The dollar decrease was due to a new remarketing agreement with IBM offset by a large hardware sale in the year ended March 31, 1995. The percentage decrease was due to the lower margin on hardware in the prior year from a large contract compared to normal hardware margins.

     Cost of Maintenance and Other Revenues. Cost of maintenance and other decreased by 17% to $4.2 million for the year ended March 31, 1996, from $5.1 million for the year ended March 31, 1995. As a percentage of maintenance and other revenues, cost of maintenance and other decreased to 42.3% for the year ended March 31, 1996, from 64.9% for the year ended March 31, 1995. The dollar and percentage decreases were primarily due to a corporate restructuring in the earlier period to build an infrastructure to support future growth.

     Research and Development Expenses. Research and development expenses increased by 42% to $4.5 million for the year ended March 31, 1996, from $3.2 million for the year ended March 31, 1995. As a percentage of total revenues, research and development expenses increased to 11.4% for the year ended March 31, 1996, from 9.5% for the year ended March 31, 1995. The dollar and percentage increases were primarily due to increased staffing levels and associated costs.

     Sales and Marketing Expenses. Sales and marketing expenses increased by 19% to $5.5 million for the year ended March 31, 1996, from $4.6 million for the year ended March 31, 1995. As a percentage of total revenues, sales and marketing expenses increased to 13.8% for the year ended March 31, 1996, from 13.7% for the year ended March 31, 1995. The dollar increase was attributable to travel and other expenses related directly to increased sales activity.

     General and Administrative Expenses. General and administrative expenses increased by 22% to $6.8 million for the year ended March 31, 1996, from $5.6 million for the year ended March 31, 1995. As a percentage of total revenues, general and administrative expenses increased to 17.1% for the year ended March 31, 1996, from 16.6% for the year ended March 31, 1995. The dollar and percentage increases were due to additional staffing and related expenses in finance and accounting, human resources and contract administration required to support the Company's growth.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to 1997, the Company funded its operations primarily through cash generated from operations, supplemented by borrowings under a bank line of credit and the private sale of equity securities. On June 11, 1997, the Company completed its initial public offering of Common Stock (the "IPO"). The Company received $22.6 million from the IPO, net of issuance costs. Cash flow (used in) provided by operating activities was $(3.2 million) and $2.1 million for the six months ended June 30, 1998 and 1997, on net income of $2.5 million and $1.8 million, respectively. Cash flow provided by operating activities was $4.7 million and $2.9 million for the years ended December 31, 1997 and 1996, on net income of $4.0 million and $819,000 respectively. Cash flow provided by (used in) operating activities was $1.8 million and $(488,000) for the nine months ended December 31, 1996 and 1995, on net (loss) income of $(290,000) and $46,000, respectively. Cash flow provided by operating activities was $721,000 and $1.8 million for the fiscal years ended March 31, 1996 and 1995, on net income of $1.3 million and $1.0 million, respectively.

     Cash used in investing activities (capital expenditures, software development investments and acquisitions) totaled $3.6 million and $1.4 million during the six months ended June 30, 1998 and 1997, respectively. Cash used in investing activities totaled $6.6 million and $3.3 million for the years ended December 31, 1997 and 1996. Cash used in investing activities totaled $2.6 million for each of the nine months ended December 31, 1996 and 1995. Cash used in investing activities totaled $3.4 million and $2.6 million in the fiscal years ended March 31, 1996 and 1995, respectively. In 1997, the Company made significant investments in leasehold improvements related to its new headquarters facility in Lake Mary, Florida, and also acquired the assets of Kb. The increase in restricted cash in 1997 reflects cash held in escrow related to the JALAN acquisition. The JALAN acquisition was closed in January 1998. Capital expenditures were primarily comprised of the Company's investments in equipment and related software associated with increased staffing. In addition, the Company made significant investments in upgrading internal systems. The Company continues to capitalize between $2.6 million and $2.7 million on an annual basis related to software development efforts for additional products and platforms.

     Net cash used in financing activities was $901,000 in the six months ended June 30, 1998, reflecting the payment of the amounts due to stockholders related to the UCS acquisition, partially offset by the net proceeds from the Employee Stock Purchase Plan, compared to cash provided of $15.8 million in the comparable 1997 period, related primarily to the proceeds from the IPO, offset partially by the repayment of a line of credit and payment of dividends on the mandatorily redeemable preferred stock. Net cash provided by financing activities was $19.5 million in the year ended December 31, 1997, compared to $341,000 in the comparable 1996 period. In 1997, net proceeds from the IPO of $22.6 million were partially offset by repayment of long-term debt, payment of accrued dividends on mandatorily redeemable preferred stock and pay-off of a note payable to related parties. Cash flow provided by financing activities was $914,000 for the nine months ended December 31, 1996, relating primarily to the issuance of capital stock which raised $252,000 and net borrowings of $662,000, compared to cash provided of $2.2 million for the nine months ended December 31, 1995. For the 12-month period ended March 31, 1996, net cash provided by financing activities was $2.1 million comprised of $2.0 million in net borrowing under the line of credit offset by repayments under capital leases and related party advances. For fiscal year ended March 31, 1995, net cash provided was $1.6 million consisting of $2.8 million from the issuance of preferred stock offset by repayments under capital leases and the line of credit along with shareholder distributions.

     In August 1998, the Company entered into a letter of intent with SunTrust Bank, Central Florida, National Association (the "Bank"), under which the Bank has agreed to extend a line of credit of up to a maximum borrowing amount of $15.0 million with an expiration date of June 30, 2000, subject to review by June 30, 1999. Borrowings under the proposed loan agreement are collateralized by first liens on accounts receivable, inventory, equipment, furniture, furnishings, fixtures and intellectual property. The line of credit will bear interest at LIBOR plus 1.7% per annum. Under the terms of the proposed loan agreement, the Company will be required to comply with certain financial covenants. Borrowings under the proposed loan agreement may be made for financing operations and interim acquisition financing. The Company is in the process of finalizing loan documents.

     The Company believes its cash balances, cash generated from operations and its planned stock offering (as discussed in its Registration Statement on Form S-3 filed with the Commission on August 13, 1998), and borrowings available under the Loan Agreement will satisfy the Company's working capital and capital expenditure requirements for at least the next 12 months. In the longer term, the Company may require additional sources of liquidity to fund future growth. Such sources of liquidity may include additional equity offerings or debt financings.

INFLATION

     The Company believes that inflation has not had a material impact on the Company's operating results and does not expect inflation to have a material impact on the Company's operating results in 1998.

RECENT ACCOUNTING PRONOUNCEMENTS

     In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), later amended by Statement of Position 98-4 ("SOP 98-4"). SOP 97-2 and SOP 98-4 require companies to defer revenue and profit recognition if four required criteria of a sale are not met. In addition, SOP 97-2 and SOP 98-4 require that revenue be allocated to multiple element arrangements. SOP 97-2 and SOP 98-4 are effective for all transactions entered into in fiscal years beginning after December 15, 1997. The Company has adopted the provisions of SOP 97-2, as amended, effective January 1, 1998 and such adoption did not have a material impact on the Company's operating results or financial position.

     In June 1997, the FASB issued Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), and No. 131, "Disclosures about Segments of an Enterprise and

Related Information" ("SFAS 131"). The Company adopted these statements effective in 1998. SFAS 130 establishes standards for reporting comprehensive income and SFAS 131 establishes standards for reporting information about operating segments. The Company does not expect that the adoption of SFAS 130 and SFAS 131 will have a material impact on the Company's operating results or financial position.

YEAR 2000 COMPLIANCE

     Risks Associated with the Year 2000. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and software used by many companies will need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. There are several aspects to the Year 2000 issues as follows:

     Impact on Revenues. The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Conversely, Year 2000 issues may cause other companies to accelerate purchases of software to replace non-Year 2000 compliant applications, causing a short-term increase in demand for the Company's products. There is no assurance that such increase in demand will be realized. Either of the foregoing could have a material adverse effect upon the Company's business, operating results and financial condition.

     Year 2000 Compliance. The Company believes that the current versions of its products are Year 2000 compliant. The Company regularly runs regression tests on its software, including tests of the Year 2000 rollover. Based on the above, it is not expected that the Company's products will be adversely affected by date changes in the year 2000. However, there can be no assurance that the Company's products contain and will contain all features and functionality considered necessary by customers, distributors, resellers and systems integrators to be Year 2000 compliant. Notwithstanding that the Company regularly provides free software upgrades to its customers and that these recent upgrades are Year 2000 compliant, certain customers of the Company may still be running earlier, noncompliant versions of the Company's products. The Company is in the process of informing customers of the need to migrate to current products that management believes are Year 2000 compliant. The Company anticipates that generally throughout the software industry substantial litigation may be brought against software vendors of noncompliant operating environments. The Company believes that any such claims against the Company, with or without merit, could have a material adverse effect on the Company's business, operating results and financial condition.

     Internal Systems. The Company has also reviewed its internal systems for Year 2000 compliance and is in the process of upgrading to Year 2000 compliant versions from third party software vendors, modifying certain systems, and planning to replace certain systems with new third party software, which the Company expects to complete prior to January 1, 2000. In addition to making its own systems Year 2000 ready, the Company has also begun to contact its key suppliers and vendors to determine the extent to which the systems of such suppliers and vendors are Year 2000 compliant and the extent to which the Company could be affected by the failure of such third parties to be Year 2000 compliant. The Company has appointed its Manager of Quality Assurance to oversee all activities associated with Year 2000 compliance issues. A standing committee meets on a monthly basis to review appropriate activities. Management does not believe that the cost to bring its software products and internal systems into Year 2000 compliance will have a material adverse effect on the Company's results of operations or financial condition. However, delays in upgrading some systems to Year 2000 compliance, or a failure to fully identify all Year 2000 dependencies in the Company's systems and in the systems of its suppliers, vendors, and financial institutions could have material adverse consequences, including delays in the delivery or sale of products.

     Expenses Related to Year 2000 Compliance. The Company has not incurred significant expense in becoming Year 2000 compliant as this has been achieved as a part of regular upgrades to its internal operating systems. Future costs related to Year 2000 compliance are not expected to have a material adverse effect on the Company's results of operations or financial condition.

     Vendors. The Company believes that the information systems of its major vendors (insofar as they relate to the Company's business) comply with Year 2000 requirements. However, there can be no assurance that the Year 2000 issue will not affect the information systems of the Company's major vendors as they relate to the Company's business, or that any such impact of a major vendor's information system would not have a material adverse effect on the Company. The Company has no contingency plan as such, however the Company believes it should be able to identify alternative vendors if the need arises.

              SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Discussion containing such forward-looking statements may be found in Management's Discussion and Analysis of Financial Condition and Results of Operations. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results for future periods could differ materially from those discussed in this section depending on a variety of important factors. Factors that could cause or contribute to such differences include, but are not limited to, the level of acquisition opportunities available to the Company and the Company's ability to price and negotiate such transactions on a favorable basis, the ability of the Company to properly manage growth and successfully integrate acquired companies and operations, the ability of the Company to respond to technological changes for enhancement of existing products and development of new products, changes in budgetary and regulatory conditions in the Company's public sector customers, demand for the Company's products and changes in the competitive and economic environment generally. A comprehensive summary of these and other risks and uncertainties can be found in the Company's filings with the Securities and Exchange Commission from time to time, including the Company's annual report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-22657).

Item 7. Financial Statements and Exhibits

        (c) Exhibits:

        The following exhibits are filed as part of this Report:

        Exhibit
        Number        Description of Exhibit
          23.1        Consent of Arthur Andersen LLP
          23.2        Consent of PricewaterhouseCoopers LLP



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  H.T.E., INC.


                                  /s/  Susan D. Falotico
                                  ---------------------------------------------
                                  By:      Susan D. Falotico
                                           Chief Financial Officer


Dated: August 19, 1998

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Reports of Independent Certified Public Accountants.........   F-2
Consolidated Balance Sheets.................................   F-4
Consolidated Statements of Operations.......................   F-5
Consolidated Statements of Stockholders' (Deficit) Equity...   F-6
Consolidated Statements of Cash Flows.......................   F-8
Notes to Consolidated Financial Statements..................   F-9

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To H.T.E., Inc.:

     We have audited the accompanying consolidated balance sheets of H.T.E., Inc. (a Florida corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' (deficit) equity and cash flows for the year ended March 31, 1996, the nine months ended December 31, 1996, and the year ended December 31, 1997, which give retroactive effect to the merger with UCS, Inc. on June 1, 1998, which has been accounted for as a pooling of interests. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of UCS, Inc., which statements reflect total assets constituting 10 percent and five percent, as of December 31, 1996 and 1997, respectively, and total revenues constituting 24 percent, 17 percent and 15 percent, for the year ended March 31, 1996, the nine months ended December 31, 1996, and the year ended December 31, 1997, respectively, of the related consolidated totals. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion, insofar as it relates to the amounts included for UCS, Inc., is based solely upon the reports of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

     In our opinion, based upon our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of H.T.E., Inc. and its subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the year ended March 31, 1996, the nine months ended December 31, 1996, and the year ended December 31, 1997, after giving retroactive effect to the merger with UCS, Inc. as described in Note 1 to the consolidated financial statements, all in conformity with generally accepted accounting principles.

                                          /s/  ARTHUR ANDERSEN LLP

Orlando, Florida
August 3, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of UCS, Inc.:

     In our opinion, the balance sheet and the related statements of operations and stockholders' equity and of cash flows (not presented separately herein), present fairly, in all material respects, the financial position of UCS, Inc. at December 31, 1995, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          /s/  Price Waterhouse LLP

Miami, Florida
September 4, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of UCS, Inc.:

     In our opinion, the balance sheet and the related statements of operations and stockholders' equity and of cash flows (not presented separately herein), present fairly, in all material respects, the financial position of UCS, Inc. at December 31, 1996, and the results of its operations and its cash flows for the period April 1, 1996 through December 31, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          /s/  PricewaterhouseCoopers LLP

Miami, Florida
July 7, 1998

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and
Stockholders of UCS, Inc.:

     In our opinion, the balance sheet and the related statements of operations and stockholders' equity and of cash flows (not presented separately herein), present fairly, in all material respects, the financial position of UCS, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the financial statements of UCS, Inc. as of any date or for any period subsequent to December 31, 1997.

                                          /s/  Price Waterhouse LLP

Miami, Florida
April 10, 1998

                         H.T.E., INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                                  1996           1997          1998
                                                              ------------   ------------   -----------
                                                                                            (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 1,038        $18,634        $10,892
  Restricted cash...........................................         --          1,574             --
  Trade accounts receivable, less allowance of $520, $617
    and $617 for doubtful accounts at December 31, 1996 and
    1997, and June 30, 1998, respectively (Note 4)..........     18,086         22,822         31,257
  Deferred income taxes (Note 10)...........................        667            751            755
  Other current assets......................................        663          1,405          2,662
                                                                -------        -------        -------
        Total current assets................................     20,454         45,186         45,566
                                                                -------        -------        -------
EQUIPMENT, FURNITURE AND FIXTURES, net (Note 2).............      1,969          3,257          3,876
                                                                -------        -------        -------
OTHER ASSETS:
  Computer software development costs, net of accumulated
    amortization of $6,312, $8,361 and $9,133 at December
    31, 1996 and 1997, and June 30, 1998, respectively......      3,817          4,297          5,211
  Other intangible assets, net (Note 3).....................      1,045          1,271          2,658
  Deposits..................................................        130            197            262
                                                                -------        -------        -------
                                                                  4,992          5,765          8,131
                                                                -------        -------        -------
                                                                $27,415        $54,208        $57,573
                                                                =======        =======        =======
                            LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 3,009        $ 3,134        $ 3,469
  Accrued liabilities.......................................      4,314          5,235          4,103
  Line of credit (Note 4)...................................      2,306             --             --
  Deferred revenue..........................................     10,378         12,430         14,588
  Current portion of notes payable to related parties (Note
    3)......................................................         60             --             --
                                                                -------        -------        -------
        Total current liabilities...........................     20,067         20,799         22,160
                                                                -------        -------        -------
LONG-TERM LIABILITIES:
  Notes payable to related parties, less current portion
    (Note 3)................................................        240             --             --
  Due to stockholders.......................................      1,064          1,213             --
  Other long-term liabilities...............................         66            173            227
  Deferred income taxes (Note 10)...........................      1,731          1,731          2,070
                                                                -------        -------        -------
        Total long-term liabilities.........................      3,101          3,117          2,297
                                                                -------        -------        -------
COMMITMENTS AND CONTINGENCIES
  (Notes 9, 11 and 12)
MANDATORILY REDEEMABLE PREFERRED STOCK, 7% cumulative
  convertible preferred stock (including accrued dividends
  of $433 at December 31, 1996), $.0002 par value, 2,000,000 shares authorized and 1,769,494 shares issued and
  outstanding at December 31, 1996, 0 shares authorized,
  issued and outstanding at December 31, 1997 and June 30,
  1998 (Note 5).............................................      4,303             --             --
                                                                -------        -------        -------
MANDATORILY REDEEMABLE CLASS C COMMON STOCK, $.0002 par
  value, 200,000 shares authorized and 63,600 issued and
  outstanding at December 31, 1996, 0 shares authorized,
  issued and outstanding at December 31, 1997 and June 30,
  1998 (Notes 3 and 6)......................................        119             --             --
                                                                -------        -------        -------
STOCKHOLDERS' (DEFICIT) EQUITY (Note 7)
  Common stock--
    Class A, $.0002 par value, 4,000,000 shares authorized
     and 3,530,557 shares issued and outstanding at December
     31, 1996, 0 shares authorized, issued and outstanding
     at December 31, 1997 and June 30, 1998.................          1             --             --
    Class B, $.01 par value, 200,000 authorized at December
     31, 1996, 0 shares authorized at December 31, 1997 and
     June 30, 1998, none issued and outstanding.............         --             --             --
    Common stock, $.01 par value, 50,000,000 shares
     authorized, 1,082,536, 16,472,792 and 16,819,458 shares
     issued and outstanding as of December 31, 1996 and
     1997, and June 30, 1998, respectively..................         11            165            168
  Preferred stock, $.01 par value, 5,000,000 shares
    authorized, none issued and outstanding.................         --             --             --
  Additional paid-in capital................................        342         27,999         28,309
  Accumulated (deficit) earnings............................       (524)         2,122          4,672
  Cumulative translation adjustment.........................         (5)             6            (33)
                                                                -------        -------        -------
        Total stockholders' (deficit) equity................       (175)        30,292         33,116
                                                                -------        -------        -------
                                                                $27,415        $54,208        $57,573
                                                                =======        =======        =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                         H.T.E., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                          SIX MONTHS
                                                                         NINE MONTHS                         ENDED
                                                            YEAR ENDED      ENDED        YEAR ENDED        JUNE 30,
                                                            MARCH 31,    DECEMBER 31,   DECEMBER 31,   -----------------
                                                               1996          1996           1997        1997      1998
                                                            ----------   ------------   ------------   -------   -------
                                                                                                          (UNAUDITED)
REVENUES:
  Software licenses.......................................   $11,575       $10,869        $26,762      $12,049   $19,801
  Professional services...................................    10,686         8,943         14,543        7,498     9,454
  Hardware................................................     7,323         7,740         11,768        4,640     5,477
  Maintenance and other...................................    10,013         6,950         12,571        5,997     8,362
  Resource management.....................................        --            --            448           --       723
                                                             -------       -------        -------      -------   -------
        Total revenues....................................    39,597        34,502         66,092       30,184    43,817
                                                             -------       -------        -------      -------   -------
OPERATING EXPENSES:
  Cost of software licenses...............................     3,585         2,919          5,283        2,207     3,016
  Cost of professional services...........................     7,608         4,952          8,363        4,159     5,546
  Cost of hardware........................................     5,774         6,186          9,209        3,570     4,378
  Cost of maintenance and other...........................     4,233         2,705          5,984        2,877     4,400
  Cost of resource management.............................        --            --            343           --       467
  Research and development................................     4,508         5,242          8,256        4,064     6,226
  Sales and marketing.....................................     5,474         6,186         11,520        5,133     8,322
  General and administrative..............................     6,764         5,830         10,925        5,488     7,063
                                                             -------       -------        -------      -------   -------
        Total operating expenses..........................    37,946        34,020         59,883       27,498    39,418
                                                             -------       -------        -------      -------   -------
OPERATING INCOME..........................................     1,651           482          6,209        2,686     4,399
OTHER EXPENSE (INCOME):
  Interest expense........................................       127           191            175          127         2
  Interest income.........................................        --            --           (402)          (1)     (257)
                                                             -------       -------        -------      -------   -------
        Total other expense (income)......................       127           191           (227)         126      (255)
                                                             -------       -------        -------      -------   -------
INCOME BEFORE INCOME TAXES................................     1,524           291          6,436        2,560     4,654
TAXES:
  Deferred tax provision related to acquisitions..........        --            --             --           --       339
  Provision for income taxes (Note 10)....................       211           581          2,482          803     1,806
                                                             -------       -------        -------      -------   -------
NET INCOME (LOSS).........................................     1,313          (290)         3,954        1,757     2,509
ACCRETION AND ACCRUAL OF
  DIVIDENDS ON MANDATORILY
  REDEEMABLE PREFERRED STOCK..............................       184         1,003          1,308        1,308        --
                                                             -------       -------        -------      -------   -------
NET INCOME (LOSS) ATTRIBUTABLE
  TO COMMON STOCKHOLDERS..................................   $ 1,129       $(1,293)       $ 2,646      $   449   $ 2,509
                                                             =======       =======        =======      =======   =======
PRO FORMA INCOME DATA (Unaudited)
  Income before income taxes..............................   $ 1,524       $   291        $ 6,436      $ 2,560   $ 4,654
  Pro forma provision for income taxes....................       593           158          2,463        1,005     1,756
                                                             -------       -------        -------      -------   -------
PRO FORMA NET INCOME......................................   $   931       $   133        $ 3,973      $ 1,555   $ 2,898
                                                             =======       =======        =======      =======   =======
NET INCOME (LOSS) PER SHARE
  Basic...................................................   $  0.14       $ (0.16)       $  0.21      $  0.05   $  0.15
                                                             =======       =======        =======      =======   =======
  Diluted.................................................   $  0.12       $ (0.16)       $  0.20      $  0.05   $  0.14
                                                             =======       =======        =======      =======   =======
PRO FORMA NET INCOME PER SHARE (Unaudited)
  Basic...................................................                 $  0.01        $  0.28      $  0.13   $  0.17
                                                                           -------        -------      -------   -------
  Diluted.................................................                 $  0.01        $  0.27      $  0.13   $  0.17
                                                                           =======        =======      =======   =======

 The accompanying notes are an integral part of these consolidated statements.

                         H.T.E., INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                             (AMOUNTS IN THOUSANDS)

                                                 CLASS A                                                   NOTES
                            COMMON STOCK      COMMON STOCK     ADDITIONAL   ACCUMULATED   CUMULATIVE     RECEIVABLE
                           ---------------   ---------------    PAID-IN      (DEFICIT)    TRANSLATION       FROM
                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      EARNINGS     ADJUSTMENT    STOCKHOLDERS    TOTAL
                           ------   ------   ------   ------   ----------   -----------   -----------   ------------   -------
BALANCE, MARCH 31, 1995..  1,061     $ 11    3,392    $   1     $   113       $  (50)        $  --          $ --       $    75
Issuance of common
  stock..................     --       --      136       --         224           --            --            --           224
Stock issued in
  connection with UCS
  merger.................     22       --       --       --          --           --            --            --            --
Accretion of mandatorily
  redeemable preferred
  stock to redemption
  value..................     --       --       --       --          --           26            --            --            26
Accrual of mandatorily
  redeemable preferred
  stock dividends........     --       --       --       --          --         (210)           --            --          (210)
Advances on notes
  receivable from
  stockholders...........     --       --       --       --          --           --            --          (262)         (262)
Net income...............     --       --       --       --          --        1,313            --            --         1,313
Adjustment for difference
  in fiscal years........     --       --       --       --          --          (47)           --            --           (47)
                           ------    ----    ------   -----     -------       ------         -----          ----       -------
BALANCE, MARCH 31, 1996..  1,083       11    3,528        1         337        1,032            --          (262)        1,119
Issuance of common
  stock..................     --       --        3       --           5           --            --            --             5
Accretion of mandatorily
  redeemable preferred
  stock to redemption
  value..................     --       --       --       --          --         (838)           --            --          (838)
Accrual of mandatorily
  redeemable preferred
  stock dividends........     --       --       --       --          --         (165)           --            --          (165)
Advances on notes
  receivable from
  stockholders...........     --       --       --       --          --           --            --            (1)           (1)
Forgiveness of notes
  receivable from
  stockholders...........     --       --       --       --          --         (263)           --           263            --
Translation adjustment...     --       --       --       --          --           --            (5)           --            (5)
Net loss.................     --       --       --       --          --         (290)           --            --          (290)
                           ------    ----    ------   -----     -------       ------         -----          ----       -------
BALANCE, DECEMBER 31,
  1996...................  1,083       11    3,531        1         342         (524)           (5)           --          (175)
Stock issued in
  connection with UCS
  merger.................     13       --       --       --          --           --            --            --            --
Accretion of mandatorily
  redeemable preferred
  stock to redemption
  value..................     --       --       --       --          --       (1,117)           --            --        (1,117)
Accrual of mandatorily
  redeemable preferred
  stock dividends........     --       --       --       --          --         (191)           --            --          (191)
Compensation due to sale
  of stock...............     --       --       --       --          65           --            --            --            65
Conversion of mandatorily
  redeemable preferred
  stock..................  3,539       35       --       --       4,952           --            --            --         4,987
Conversion of mandatorily
  redeemable Class C
  common stock...........    127        1       --       --         137           --            --            --           138
Conversion of Class A
  common stock...........  7,061       71    (3,531)     (1)        (70)          --            --            --            --
Proceeds from sale of
  common stock...........  4,650       47       --       --      22,573           --            --            --        22,620
Translation adjustment...     --       --       --       --          --           --            11            --            11
Net income...............     --       --       --       --          --        3,954            --            --         3,954
                           ------    ----    ------   -----     -------       ------         -----          ----       -------
BALANCE, DECEMBER 31,
  1997...................  16,473    $165       --    $  --     $27,999       $2,122         $   6          $ --       $30,292
                           ======    ====    ======   =====     =======       ======         =====          ====       =======

                         H.T.E., INC. AND SUBSIDIARIES

                             (AMOUNTS IN THOUSANDS)

                                                 CLASS A                                                   NOTES
                            COMMON STOCK      COMMON STOCK     ADDITIONAL   ACCUMULATED   CUMULATIVE     RECEIVABLE
                           ---------------   ---------------    PAID-IN      (DEFICIT)    TRANSLATION       FROM
                           SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL      EARNINGS     ADJUSTMENT    STOCKHOLDERS    TOTAL
                           ------   ------   ------   ------   ----------   -----------   -----------   ------------   -------
UNAUDITED STOCKHOLDERS'
  (DEFICIT) EQUITY DATA:
BALANCE, DECEMBER 31,
  1997................... 16,473     $165       --    $  --     $27,999       $2,122         $   6          $ --       $30,292
  Stock issued in
    connection with UCS
    merger...............     24       --       --       --          (2)          --            --            --            (2)
  Proceeds from exercise
    of stock options.....     10       --       --       --          47           --            --            --            47
  Proceeds from issuance
    of stock under
    benefit plan.........     40       --       --       --         265           --            --            --           265
  Stock issued in
    connection with
    Phoenix
    acquisition..........    272        3       --       --          --           41            --            --            44
  Translation
    adjustment...........     --       --       --       --          --           --           (39)           --           (39)
  Net income.............     --       --       --       --          --        2,509            --            --         2,509
                          ------     ----    -----    -----     -------       ------         -----          ----       -------
BALANCE, JUNE 30, 1998... 16,819     $168       --    $  --     $28,309       $4,672         $ (33)         $ --       $33,116
                          ======     ====    =====    =====     =======       ======         =====          ====       =======

 The accompanying notes are an integral part of these consolidated statements.

                         H.T.E., INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)
                                   (NOTE 14)

                                                                        NINE MONTHS                    SIX MONTHS ENDED
                                                           YEAR ENDED      ENDED        YEAR ENDED         JUNE 30,
                                                           MARCH 31,    DECEMBER 31,   DECEMBER 31,   -------------------
                                                              1996          1996           1997         1997       1998
                                                           ----------   ------------   ------------   --------   --------
                                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................   $ 1,313       $  (290)       $ 3,954      $ 1,757    $ 2,509
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities
    Depreciation and amortization........................     3,200         2,381          3,226        1,592      2,430
    Accretion of mandatorily redeemable Class C common
      stock charged to interest expense..................        --             7             19           19         --
    Loss on disposal of equipment, furniture and
      fixtures...........................................         3             6             --           --         --
    Gain on forgiveness of accounts payable..............      (210)           --             --           --         --
    Compensation due to sale of stock....................        --            --             65           65         --
    Deferred income taxes................................       145           237            (84)         (38)       335
  Changes in operating assets and liabilities--
    Decrease (increase) in assets--
      Trade accounts receivable -- net...................    (5,410)       (5,085)        (4,736)      (1,036)    (8,296)
      Other current assets...............................      (253)         (124)          (544)        (952)    (1,257)
      Deposits...........................................        29           (61)           (67)        (114)       (65)
    Increase (decrease) in liabilities--
      Accounts payable and accrued liabilities...........     1,735         1,410            980         (957)      (797)
      Deferred revenue...................................       340         3,404          1,802        1,763      1,902
      Other liabilities..................................      (171)         (105)           107           20         54
                                                            -------       -------        -------      -------    -------
        Net cash provided by (used in) operating
          activities.....................................       721         1,780          4,722        2,119     (3,185)
                                                            -------       -------        -------      -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures...................................      (671)         (505)        (2,091)        (302)    (1,194)
  Proceeds from sale of investments......................        --           119             --           --         --
  Change in restricted cash..............................        --            --         (1,574)          --      1,574
  Cash paid for acquisitions.............................        (6)         (375)          (361)          --     (1,792)
  Computer software development costs....................    (2,693)       (1,856)        (2,616)      (1,091)    (2,205)
                                                            -------       -------        -------      -------    -------
        Net cash used in investing activities............    (3,370)       (2,617)        (6,642)      (1,393)    (3,617)
                                                            -------       -------        -------      -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of preferred stock..........        --           247             --           --         --
  Payment of dividends on preferred stock................        --            --           (624)        (624)        --
  Net proceeds from issuance of common stock.............       224             5         22,620       19,056        312
  Net proceeds (repayments) under line of credit.........     1,970           336         (2,306)      (2,306)        --
  Repayments of long-term debt...........................       (75)          (83)            --           --         --
  Repayments of obligations under capital leases.........      (149)          (23)           (34)         (17)        --
  Net repayments of notes payable to related parties.....       (50)          (50)          (300)          --         --
  Increase (decrease) in due to stockholders.............       396           483            149         (329)    (1,213)
  Advances on notes receivable from stockholders.........      (262)           (1)            --           --         --
                                                            -------       -------        -------      -------    -------
        Net cash provided by (used in) financing
          activities.....................................     2,054           914         19,505       15,780       (901)
                                                            -------       -------        -------      -------    -------
Effect of foreign currency exchange rate changes on cash
  and cash equivalents...................................        --            (5)            11           21        (39)
                                                            -------       -------        -------      -------    -------
NET (DECREASE) INCREASE IN CASH
  AND CASH EQUIVALENTS...................................      (595)           72         17,596       16,527     (7,742)
CASH AND CASH EQUIVALENTS, beginning of period...........     1,738           966          1,038        1,038     18,634
                                                            -------       -------        -------      -------    -------
CASH AND CASH EQUIVALENTS, end of period.................   $ 1,143       $ 1,038        $18,634      $17,565    $10,892
                                                            =======       =======        =======      =======    =======
SUPPLEMENTAL SCHEDULES OF CASH
  FLOW INFORMATION
  Cash paid for interest.................................   $   128       $   187        $   111      $   116    $     5
  Cash paid for income taxes.............................       160            14          1,940        1,129      2,661

 The accompanying notes are an integral part of these consolidated statements.

                         H.T.E., INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     The accompanying consolidated financial statements include the accounts of H.T.E., Inc. (HTE) a Florida corporation, and its wholly-owned subsidiaries, HTE Public Safety Illinois, Inc. (PSI), a Florida corporation, HTE-Software Management, Inc. (SMI), a Florida corporation, HTE-Programmed For Success, Inc.
(PFS), a Florida corporation, Bellamy Software Ltd. (Bellamy), a Canadian corporation, HTE-Kb Systems, Inc. (Kb Systems), a Florida corporation and HTE-UCS, Inc. (UCS), a Florida corporation (collectively, the Company). HTE develops, markets, implements and supports fully-integrated enterprise-wide software applications designed specifically for public sector and utility organizations, including state, county and city governments, other municipal agencies, and publicly and privately owned utilities. The Company is also engaged in remarketing IBM hardware systems to run in concert with their application software. The effect of the Company's foreign operations on the accompanying consolidated financial statements was not material.

     On June 1, 1998, the Company acquired UCS, Inc., in exchange for 1,120,000 shares of the Company's common stock valued at approximately $15 million as of the April 1998 agreement valuation date. UCS, Inc. is a mobile work force automation provider of field-based reporting software. The acquisition has been accounted for as a pooling of interests. Therefore, the consolidated financial statements include the results of operations of UCS, Inc. for all periods presented.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its wholly owned domestic and foreign subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

  Change in Fiscal Year

     The Company changed its fiscal year end from March 31 to December 31 effective with the year ended December 31, 1996. As a result, the fiscal period ended December 31, 1996, presented herein is a nine-month period.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

  Restricted cash

     Restricted cash represents cash held in escrow in connection with the JALAN, Inc. acquisition further discussed in Note 13.

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

  Trade Accounts Receivable

     Included in trade accounts receivable at December 31, 1996 and 1997, are unbilled receivables of $4,252 and $7,898, respectively. The following table reflects the activity in the allowance for doubtful accounts for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997:

                                                      MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                        1996          1996           1997
                                                      ---------   ------------   ------------
Balance at the beginning of the period..............    $ 285        $ 300          $ 520
Provision...........................................      139          320            200
Write-offs..........................................     (124)        (100)          (103)
                                                        -----        -----          -----
Balance at the end of the period....................    $ 300        $ 520          $ 617
                                                        =====        =====          =====

  Equipment, Furniture and Fixtures

     Equipment, furniture and fixtures are recorded at cost. Depreciation and amortization are recorded for financial statement purposes on a straight-line basis over the estimated useful lives of the assets. Repair and maintenance costs which do not extend the useful lives of the related assets are expensed as incurred.

     The estimated useful lives of equipment, furniture and fixtures are as follows:

                                                              YEARS
                                                              -----
Equipment...................................................  3-10
Office furniture and fixtures...............................  5-10
Leasehold improvements......................................  5-10

     Depreciation and amortization expense related to equipment, furniture and fixtures and leasehold improvements of $324, $350 and $643 is included in general and administrative expenses on the accompanying statements of operations for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively.

  Computer Software Development Costs

     All costs incurred to establish the technological feasibility of a computer software product to be sold, leased or otherwise marketed are charged to research and development expense as incurred. Technological feasibility of a computer software product is established when the Company has completed all planning, designing, coding and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features and technical performance requirements.

     Costs of producing product masters incurred subsequent to establishing technological feasibility are capitalized and are amortized on a straight-line basis over three years once the product is available for general release to customers. Such capitalized costs are reported at the lower of unamortized cost or net realizable value.

     The Company ceases capitalization of computer software costs when the product is available for general release to customers. Costs of maintenance and customer support are charged to expense when the related revenue is recognized or when those costs are incurred, whichever occurs first.

     Effective April 1, 1995, management changed the estimated useful life of capitalized computer software development costs from 60 months to 36 months. The effect of this change in accounting estimate was to

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

reduce net income by approximately $798, net of the related tax benefit of $532, or $0.07 per diluted share for the year ended March 31, 1996.

     Amortization expense related to computer software development costs of $2,831, $1,947 and $2,296 is included in cost of software license fees in the accompanying consolidated statements of operations for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively.

  Other Intangible Assets

     Other intangible assets consisted of the following as of December 31, 1996 and 1997:

                                                              DECEMBER 31,   DECEMBER 31,
DESCRIPTION                                                       1996           1997
-----------                                                   ------------   ------------
Goodwill....................................................     $  401         $  401
Purchased software..........................................        387            706
Customer lists..............................................        386            580
                                                                 ------         ------
                                                                  1,174          1,687
Less -- Accumulated amortization............................       (129)          (416)
                                                                 ------         ------
                                                                 $1,045         $1,271
                                                                 ======         ======

     Goodwill represents amounts paid in excess of the fair market value of net tangible and identifiable intangible assets purchased in the acquisitions of SMI and Bellamy and is amortized using the straight-line method over a period of 60 months. Customer lists represent identifiable intangible assets purchased in connection with the acquisitions of Bellamy and Kb Systems, Inc. and are amortized over a period of 60 months. Purchased software represents identifiable intangible assets purchased in connection with the acquisitions of PFS, Bellamy and Kb Systems, Inc. and is amortized using the straight-line method over a period of 36 months. Amortization expense related to goodwill and customer lists of $23, $38 and $158 is included in general and administrative expenses in the accompanying statements of operations for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively. Amortization expense related to the purchased software of $22, $46 and $129 is included in the cost of software license fees in the accompanying consolidated statements of operations for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively.

  Deferred Revenue and Revenue Recognition

     Deferred revenue represents advance payments by customers for software licenses, maintenance and professional services. Revenue from software licenses is recognized when a contract has been executed, the product has been shipped, all significant contractual obligations related to the software licenses have been satisfied, uncertainty surrounding customer acceptance becomes insignificant and collection of the related receivable is probable. Maintenance revenue is deferred and recognized ratably over the service period. Professional services include system planning and implementation, project management and training and education services and are recognized as the work is performed. As the functionality of the hardware is not dependent on any other services provided by the Company, hardware sales are recognized upon shipment.

     During 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, "Software Revenue Recognition," which is effective for transactions entered into in fiscal years beginning after December 15, 1997, and supersedes SOP 91-1. The AICPA subsequently issued SOP 98-4, which deferred for one year the effective date of certain provisions of SOP 97-2 with respect to

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

vendor-specific objective evidence. Management does not anticipate that the implementation of the guidance set forth in SOP 97-2, as amended by SOP 98-4, will have a material impact on its current revenue recognition policies.

  Income Taxes and Pro Forma Provision for Income Taxes

     The Company accounts for income taxes using an asset and liability approach in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company considers all expected future events other than enactments of changes in the tax law or rates. Changes in the tax law or rates will be recognized in the future years in which they occur.

     As noted above, the consolidated financial statements include the results of operations of UCS, Inc. for all periods presented. UCS, Inc. was an S corporation, and therefore no tax provision was reflected in its results of operations. The pro forma provision for income taxes includes the tax impact of UCS, Inc.'s operations, as adjusted for elimination of intercompany transactions, based on the appropriate statutory rate.

  Significant Concentrations

     Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable from governmental entities. To minimize this risk, the Company generally requires a significant cash deposit upon contract signing. In addition, the Company maintains reserves for potential credit losses.

     Substantially all of the Company's hardware revenues are derived from the sale of IBM AS/400 systems in connection with the Company's Industry Remarketing agreement with IBM. Any change in this relationship could potentially have an adverse effect on the Company's financial performance.

  Stock-Based Compensation

     The Company measures compensation expense for stock-based compensation granted to employees in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has elected to adopt only the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which are presented in Note 8.

  Foreign Currency Translation

     The functional currency of the Company's foreign subsidiary is the Canadian dollar. The financial statements of the Company's foreign subsidiary have been translated into U.S. dollars in accordance with SFAS No. 52. Accordingly, assets and liabilities of foreign operations are translated at period-end rates of exchange, with any resulting translation adjustments reported as a separate component of stockholders' (deficit) equity. Income statement accounts are translated at average exchange rates for the period and gains and losses from foreign currency transactions are included in net income.

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

  Net Income (Loss) Per Share

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." The Company adopted SFAS No. 128 in 1997 and, as a result, restated all prior period income per share data presented. The following disclosures comply with the requirements of SFAS No. 128 (amounts in thousands):

                                                        YEAR      NINE MONTHS        YEAR
                                                        ENDED        ENDED          ENDED
                                                      MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                        1996          1996           1997
                                                      ---------   ------------   ------------
Basic weighted-average shares outstanding...........    7,873         8,144         12,677
Common shares applicable to:
  Stock options.....................................       --            51            442
  Mandatorily redeemable preferred stock............    3,271            --             --
                                                       ------        ------         ------
Diluted weighted-average shares outstanding.........   11,144         8,195         13,119
                                                       ======        ======         ======

     Common share equivalents included in the diluted calculation related to stock options are computed using the treasury stock method and consist of common stock which may be issuable upon the exercise of outstanding common stock options, when dilutive. Common share equivalents included in the diluted calculation related to mandatorily redeemable preferred stock are computed using the if converted method assuming conversion at the later of the beginning of each period or the date issued, when dilutive.

     All share and per share information in the consolidated financial statements have been adjusted to give effect to the 53-for-one stock split and par value restatement (related to the Company's mandatorily redeemable preferred stock, mandatorily redeemable Class C common stock and Class A common stock), which was effective on June 10, 1997. Additionally, the share and per share information in the consolidated financial statements have been further adjusted to give effect to the two-for-one common stock split which was effective on June 18, 1998.

  Pro Forma Net Income Per Share (Unaudited)

     Pro forma net income per share is determined by dividing pro forma net income by the pro forma weighted-average number of shares outstanding during the period. The basic and diluted pro forma weighted-average number of shares outstanding during the periods presented, except for the six months ended June 30, 1998, which is not pro forma, assume the conversion of the mandatorily redeemable preferred stock shares and the mandatorily redeemable Class C common stock into Class A common stock as of the date such stock was first issued.

  Carrying Value of Long-Lived Assets

     The Company reviews the carrying value of all long-lived assets, including equipment, furniture and fixtures, computer software development costs, and other intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted future operating cash flows. Although no impairment is indicated at December 31, 1997, the assessment of recoverability will be impacted if estimated projected undiscounted operating cash flows are not achieved.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of the Company's financial assets and liabilities, including cash and cash equivalents, accounts receivable, accounts payable, notes payable to related parties and line of credit at December 31, 1996 and 1997, approximate fair value because of the short maturity of these instruments.

  Recent Accounting Pronouncements

     In June 1997, the FASB issued Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) and No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 130 establishes standards for reporting and display of comprehensive income and its components and SFAS 131 establishes standards for reporting information about operating segments. The provisions of these statements become effective for fiscal years beginning after December 31, 1997. As these statements pertain to disclosure and informational requirements, they will have no impact on the Company's operating results or financial position. Comprehensive income has not been reported for the periods included in the accompanying consolidated financial statements due to the immaterial nature of the related adjustments.

  Reclassifications

     Certain prior-year balances have been reclassified in order to conform to the current-period financial statement presentation.

  Interim Financial Information (Unaudited)

     The accompanying consolidated balance sheet as of June 30, 1998, the accompanying consolidated statements of operations and cash flows for the six months ended June 30, 1997 and 1998, and the accompanying consolidated statement of stockholders' (deficit) equity for the six months ended June 30, 1998, included herein have been prepared by the Company and are unaudited. The information furnished in the unaudited financial statements referred to above includes all adjustments which are, in the opinion of management, necessary for a fair presentation of such financial statements. These adjustments are all of a normal, recurring nature. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of the results to be expected for the entire fiscal year.

2. EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures consisted of the following as of December 31, 1996 and 1997:

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
Equipment...................................................    $ 3,489        $ 4,593
Office furniture and fixtures...............................        850            900
Leasehold improvements......................................        102          1,018
                                                                -------        -------
                                                                  4,441          6,511
Less -- Accumulated depreciation and amortization...........     (2,472)        (3,254)
                                                                -------        -------
                                                                $ 1,969        $ 3,257
                                                                =======        =======

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

3. BUSINESS COMBINATIONS

     During the year ended March 31, 1996, the Company created PFS as a wholly-owned subsidiary. In September 1995, PFS purchased the net assets of Programmed-For-Success, Inc. by paying $6 in cash and issuing a note payable for $100. The assets purchased consisted of equipment, furniture and fixtures, miscellaneous deposits and purchased software. As part of the purchase, PFS also assumed various customer service liabilities. Additionally, the Company entered into an employment agreement with the owner of Programmed-For-Success, Inc. for a period of at least one year.

     On November 1, 1996, the Company acquired all of the outstanding common stock of Bellamy by paying cash of $375, issuing notes payable totaling $300 and by issuing 63,600 shares of mandatorily redeemable Class C common stock of the Company (see Note 6) valued at $1.76 per share. The value of the mandatorily redeemable Class C common stock at the acquisition date was determined based on an appraisal of the fair market value of the Company on that date. The assets purchased consisted primarily of investments, accounts receivable, equipment, furniture and fixtures, prepaid expenses, purchased software and other intangible assets. Additionally, the Company assumed various liabilities including accounts payable and accrued expenses, certain customer service liabilities, deferred taxes and a bank loan payable. The acquisition has been accounted for as a purchase in the accompanying consolidated financial statements. Accordingly, Bellamy's operating results are included in the consolidated results of operations for the period subsequent to its acquisition. Goodwill of $289 was recognized in connection with the purchase. The notes payable issued in connection with the Bellamy acquisition are included in notes payable to related parties on the accompanying consolidated balance sheet as of December 31, 1996, since the former owners are now employees of the Company. The notes bear interest at 10 percent per annum and were repaid during 1997.

     During the year ended December 31, 1997, the Company created Kb Systems as a wholly-owned subsidiary. In December 1997, Kb Systems purchased the net assets of Kb Systems, Inc. for $400 in cash. As of December 31, 1997, $300 had been paid by the Company. The remaining $100 was paid in March 1998 upon receipt by the Company of evidence of satisfaction of certain liabilities of Kb Systems, Inc. The assets purchased consisted principally of purchased software and other intangible assets. As part of the purchase, HTE also assumed limited customer service liabilities. Additionally, the Company entered into a royalty agreement with Kb Systems, Inc., for a period of five years. This acquisition has been accounted for as a purchase in the accompanying consolidated financial statements.

     Revenues, net income and earnings per share presented on a pro forma basis, as if the acquisitions had occurred at the beginning of each period presented, are as follows (unaudited):

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1996           1997
                                                              ------------   ------------
Revenues....................................................    $36,305        $67,136
Net income (loss)...........................................       (216)         3,985
Basic earnings per share....................................      (0.03)          0.31
Diluted earnings per share..................................      (0.03)          0.30

     The earnings per share information above was calculated using the pro forma weighted-average shares outstanding during the periods presented as described in
Note 1.

4. LINE OF CREDIT

     On January 16, 1997, the Company refinanced its existing line of credit
(LOC) with a commercial bank in which the bank agreed to make available a principal amount equal to a percentage of qualified accounts receivable not to exceed $6,000. The LOC extends through June 30, 1998, at which time the entire unpaid principal balance and any accrued interest is payable in full. In accordance with the agreement, the LOC bears

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

interest at the bank's prime rate plus 1.25 percent and is collateralized by the Company's accounts receivable, inventory, intangible assets and equipment. At December 31, 1996, borrowings of $2,306 were outstanding under the line of credit. There were no borrowings outstanding under the line of credit at December 31, 1997. The line of credit contains financial covenants which require the Company to maintain certain financial ratios. As of December 31, 1997, the Company was either in compliance with or had received appropriate waivers for all debt covenants. The Company intends to refinance this line of credit during 1998.

5. MANDATORILY REDEEMABLE PREFERRED STOCK

     Effective October 31, 1994, the Company authorized 200,000 shares of mandatorily redeemable preferred stock. The preferred stock had full voting rights and was convertible into common stock at any time based on a formula defined in the Company's Articles of Incorporation. Annual dividends, which were cumulative, were computed at seven percent per annum and totaled $268 and $433 as of March 31 and December 31, 1996, respectively. For the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, the amount of accretion related to the preferred stock totaled $(26), $838 and $1,117, respectively, which is reflected as an (decrease) increase in mandatorily redeemable preferred stock, with the offset going to accumulated (deficit) earnings. The accretion related to the preferred stock was determined based on the liquidation preference as of March 31, 1996, the formula value as of December 31, 1996, and the initial public offering (IPO) price during the year ended December 31, 1997. As further described in Note 7, the mandatorily redeemable preferred stock was converted to common stock during 1997 in connection with the IPO, at which time $624 of accumulated dividends were paid.

6. MANDATORILY REDEEMABLE CLASS C COMMON STOCK

     On November 1, 1996, the Company issued 63,600 shares of mandatorily redeemable Class C common stock as partial consideration in connection with the acquisition of Bellamy (see Note 3). As further described in Note 7, all outstanding shares of mandatorily redeemable Class C common stock were converted into 127,200 shares of common stock during 1997 in connection with the IPO.

7. STOCKHOLDERS' (DEFICIT) EQUITY

     During the periods ended March 31 and December 31, 1996, the Company made advances to its principal common stockholders evidenced by notes receivable which were unsecured, non-interest bearing and had no specified maturity date. Effective December 31, 1996, notes receivable from stockholders of $263 were forgiven by the Company. The forgiveness of the notes receivable from stockholders was reflected as a distribution to stockholders resulting in an increase to the accumulated deficit as of December 31, 1996.

     On June 10, 1997, the Company's IPO registration statement on Form S-1 was declared effective by the U.S. Securities and Exchange Commission. Concurrent with the effectiveness of the registration statement, the Company completed a recapitalization pursuant to which (i) the number of authorized shares of the Company's Class A common stock and mandatorily redeemable preferred stock were increased to 4,000,000 and 2,000,000, respectively, (ii) all outstanding shares of mandatorily redeemable preferred stock, mandatorily redeemable Class C common stock and Class A common stock were split 53-for-one and exchanged simultaneously on a two-for-one basis for shares of the Company's newly authorized common stock, (iii) the Company paid in cash all accrued dividends on the mandatorily redeemable preferred stock to the date of the stock splits and exchanges described above and (iv) following the exchanges described above, the mandatorily redeemable preferred stock, Class A common stock, Class B common stock and mandatorily redeemable Class C common stock were canceled, retired and eliminated from the shares the Company is authorized to issue (the Recapitalization).

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

     The Company sold a total of 4,650,000 shares of common stock in the IPO, 3,900,000 of which were sold in June 1997, and 750,000 of which were sold in July 1997, when the underwriters exercised their over-allotment option. Proceeds received by the Company were approximately $22,620, net of offering costs of $2,955.

     The common stock issued in conjunction with the UCS, Inc. acquisition has been reflected as outstanding for all periods presented.

8. STOCK COMPENSATION PLANS

EMPLOYEE STOCK OPTIONS

     On July 1, 1996, the Company granted options to an employee to purchase 106,000 shares of the Company's common stock. The options are exercisable beginning January 1, 1997, at $0.91 per share, which approximated the fair market value of the stock at the date of grant. The options expire the earlier of five years from the date of grant or seven months from the employee's date of termination.

EXECUTIVE INCENTIVE PLAN

     The Company's 1997 Executive Incentive Compensation Plan (the Executive Incentive Plan) was adopted by the Board of Directors and approved by the stockholders in January 1997. The purpose of the Executive Incentive Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. The Executive Incentive Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights and restricted stock to employees and consultants of the Company. The Company has reserved an aggregate of 1,908,000 shares (subject to adjustment for stock splits and similar capital changes) of common stock for grants under the Executive Incentive Plan. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years. Some options have been granted with immediate vesting, although most of the options granted to-date provide vesting schedules of four or five years.

     A summary of the status of the Company's outstanding stock options, each of which is fixed with respect to number of shares and exercise price, including employee stock options discussed above, as of December 31, 1996 and 1997, and changes during the periods ending on those dates are presented below:

                                                 1996                          1997
                                      --------------------------   ----------------------------
                                                WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                                      SHARES     EXERCISE PRICE     SHARES      EXERCISE PRICE
                                      -------   ----------------   ---------   ----------------
Outstanding at beginning of year....       --        $  --           106,000        $0.91
  Granted...........................  106,000        $0.91         1,061,000        $4.83
  Exercised.........................       --        $  --                --        $  --
  Forfeited.........................       --        $  --                --        $  --
                                      -------                      ---------
Outstanding at end of year..........  106,000        $0.91         1,167,000        $4.47
                                      =======                      =========
Options exercisable at year end.....       --        $  --           339,200        $3.52
Weighted-average fair value of
  options granted during the year...                 $0.55                          $1.35

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

     The following table summarizes information about fixed stock options outstanding at December 31, 1997:

                                    OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
                ------------------------------------------------------------   ------------------------------------
                      NUMBER                WEIGHTED-           WEIGHTED-            NUMBER            WEIGHTED-
   RANGE OF       OUTSTANDING AT             AVERAGE             AVERAGE         EXERCISABLE AT         AVERAGE
   EXERCISE        DECEMBER 31,             REMAINING            EXERCISE         DECEMBER 31,          EXERCISE
    PRICES             1997             CONTRACTUAL LIFE          PRICE               1997               PRICE
--------------  -------------------   ---------------------   --------------   -------------------   --------------
    $0.91              106,000                 8.5                $0.91              106,000             $0.91
    $4.72            1,007,000                 9.0                $4.72              233,200             $4.72
$5.94 to $8.57          54,000                 9.7                $6.94                   --             $  --

EMPLOYEE STOCK PURCHASE PLAN

     The Company adopted an Employee Stock Purchase Plan (ESPP) on July 23, 1997, which was approved by the stockholders in May 1998. The ESPP is effective as of September 1, 1997, and is designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenues Code of 1986, as amended. Four hundred thousand shares are reserved for issuance over the term of the ESPP, subject to periodic adjustment for changes in the outstanding common stock occasioned by stock splits, stock dividends, recapitalizations or other similar changes. The ESPP qualifies as a non-compensatory plan under APB Opinion No. 25; therefore, the ESPP is not expected to have any effect on the results of operations.

     Under the terms of the ESPP, employees can choose each year to have up to 25 percent of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85 percent of the lower of its beginning of period or end of period market price. To date, approximately 80 percent of the Company's employees participate in the ESPP. No shares were sold under the ESPP in 1997. As of December 31, 1997, there were 40,120 purchase rights outstanding. These purchase rights were all granted in the initial offering period in 1997, were exercisable at year-end and had a weighted-average exercise price of $6.59. The weighted-average fair value of purchase rights granted during 1997 under the ESPP was $1.90. All outstanding purchase rights at December 31, 1997, were exercised in January 1998.

     The fair value of options granted during the fiscal years ended December 31, 1996 and 1997, reported below has been estimated at the date of grant using a Black-Scholes option pricing model. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's options have characteristics significantly different from those of traded options, and changes in the subjective assumptions can materially affect the fair value estimate. The fair value of each option grant was estimated on the date of grant based on the following weighted-average assumptions for options granted during 1996 and 1997:

                                                      STOCK OPTION PLAN               ESPP
                                               --------------------------------   ------------
                                               NINE MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                 DECEMBER 31,      DECEMBER 31,   DECEMBER 31,
                                                     1996              1997           1997
                                               -----------------   ------------   ------------
Expected life (in years).....................          10                10             .3
Weighted-average risk-free interest rate.....        7.05%             6.74%          5.21%
Volatility...................................        45.4%             45.4%          45.4%
Dividend yield...............................          --                --             --

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

     Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method under SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                          NINE MONTHS ENDED    YEAR ENDED
                                                            DECEMBER 31,      DECEMBER 31,
                                                                1996              1997
                                                          -----------------   ------------
Net income (loss) attributable to common stockholders
  As reported...........................................       $(1,293)          $2,646
  Pro forma.............................................        (1,328)           2,180
Basic earnings per share
  As reported...........................................       $ (0.16)          $ 0.21
  Pro forma.............................................         (0.16)            0.17
Diluted earnings per share
  As reported...........................................       $ (0.16)          $ 0.20
  Pro forma.............................................         (0.16)            0.16

     The effects of applying SFAS No. 123 on pro forma disclosures of net income and earnings per share for fiscal 1997 and 1996 are not likely to be representative of the pro forma effects on net income and earnings per share in future years.

9. EMPLOYEE RETIREMENT PLAN

     The Company has established an employee retirement savings plan that covers substantially all employees who have met certain service and age requirements. Employees may contribute from two percent to 10 percent of their annual compensation to the plan as limited by Internal Revenue Service regulations. The Company will match contributions up to three percent of each individual's compensation. Contributions made by the Company totaled $515, $384 and $616 for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively, and are included in general and administrative expenses in the accompanying consolidated statements of operations.

10. INCOME TAXES

     The provision for income taxes is as follows for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997:

                                                      MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                        1996          1996           1997
                                                      ---------   ------------   ------------
Current:
  Federal...........................................    $ 40          $284          $2,126
  State.............................................      26            60             440
                                                        ----          ----          ------
                                                          66           344           2,566
Deferred............................................     145           237             (84)
                                                        ----          ----          ------
                                                        $211          $581          $2,482
                                                        ====          ====          ======

     Included in the current federal portion of the provision for income taxes for the nine months ended December 31, 1996, and the year ended December 31, 1997, are foreign taxes of $33 and $53, respectively, arising from the operations of Bellamy.

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

     The provision for income taxes differs from the amount computed by applying the U.S. federal corporate tax rate of 34 percent to income before provision for income taxes for the year ended March 31, 1996, nine months ended December 31, 1996 and year ended December 31, 1997, as follows:

                                                      MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                        1996          1996           1997
                                                      ---------   ------------   ------------
U.S. federal income tax rate........................    34.00%        34.00%        34.00%
  UCS taxed as an S corporation.....................   (27.52)       158.57           .29
  State taxes.......................................     3.63          3.63          4.62
  Tax-exempt interest...............................       --            --         (2.03)
  Meals and entertainment...........................     2.40          2.87           .67
  Foreign tax rate..................................       --            --           .20
  Other.............................................     1.34           .59           .81
                                                       ------        ------         -----
Effective tax rate..................................    13.85%       199.66%        38.56%
                                                       ======        ======         =====

     Deferred income taxes consisted of the following as of December 31, 1997:

                                                            CURRENT   NONCURRENT    TOTAL
                                                            -------   ----------   -------
Tax assets:
  Accrued liabilities.....................................   $439      $    --     $   439
  Allowance for doubtful accounts.........................    238           --         238
  Deferred lease commitment...............................     --           67          67
  Other...................................................     74           32         106
                                                             ----      -------     -------
          Total assets....................................    751           99         850
                                                             ----      -------     -------
Tax liabilities:
  Basis difference in fixed assets........................     --         (203)       (203)
  Capitalized software development costs..................     --       (1,494)     (1,494)
  Other intangible assets.................................     --         (133)       (133)
                                                             ----      -------     -------
          Total liabilities...............................     --       (1,830)     (1,830)
                                                             ----      -------     -------
Net deferred tax asset (liability)........................   $751      $(1,731)    $  (980)
                                                             ====      =======     =======

     Deferred income taxes consisted of the following as of December 31, 1996:

                                                            CURRENT   NONCURRENT    TOTAL
                                                            -------   ----------   -------
Tax assets:
  Cumulative change in tax accounting method..............   $ 34      $    --     $    34
  Accrued liabilities.....................................    431           --         431
  Allowance for doubtful accounts.........................    196           --         196
  Deferred lease commitment...............................     --           25          25
  Other...................................................      6           10          16
                                                             ----      -------     -------
          Total assets....................................    667           35         702
                                                             ----      -------     -------
Tax liabilities:
  Basis difference in fixed assets........................     --         (204)       (204)
  Capitalized software development costs..................     --       (1,394)     (1,394)
  Other intangible assets.................................     --         (168)       (168)
                                                             ----      -------     -------
          Total liabilities...............................     --       (1,766)     (1,766)
                                                             ----      -------     -------
Net deferred tax asset (liability)........................   $667      $(1,731)    $(1,064)
                                                             ====      =======     =======

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

11. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space, furniture, automobiles and equipment under certain long-term noncancellable operating lease agreements with varying terms and conditions.

     Future aggregate minimum rental payments under these agreements are as follows as of December 31, 1997:

YEAR ENDING DECEMBER 31,                                            AMOUNT
------------------------                                            -------
1998........................................................        $ 2,766
1999........................................................          2,245
2000........................................................          1,587
2001........................................................          1,479
2002........................................................          1,317
Thereafter..................................................          5,008
                                                                    -------
                                                                    $14,402
                                                                    =======

     In April 1996, the Company entered into a lease agreement for its corporate headquarters office in Lake Mary, Florida, under a 10-year, noncancelable operating lease which began on May 1, 1997. The lease agreement also provides the Company with three five-year renewal options. The Company expenses the total estimated cash payments on a straight-line basis over the life of the lease. The cumulative difference between the amount expensed and the amount actually paid is included in other long-term liabilities on the accompanying consolidated balance sheets at December 31, 1996 and 1997. Rent expense under operating leases totaled approximately $1,392, $1,129 and $2,359 for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively.

PRODUCT ROYALTY AGREEMENTS

     The Company has entered into several product royalty agreements with various entities who have sold their application rights or product designs to the Company. The majority of these agreements are similar in nature in that they each state that royalties shall be paid on the basis of applicable software license revenues collected by the Company. However, each agreement may have a different percentage upon which the product royalty is based. The Company accrues these product royalties as the applicable software license revenues are recognized. The Company has recorded $370 and $611 as accrued liabilities for product royalties as of December 31, 1996 and 1997, respectively. Royalty expense was approximately $163, $263 and $325 for the year ended March 31, 1996, nine months ended December 31, 1996 and the year ended December 31, 1997, respectively, and is included in cost of software licenses. As discussed further below, royalty expense for the year ended March 31, 1996, was reduced due to the forgiveness of an account payable which was offset against royalty expense in that year.

     During the year ended March 31, 1996, an account payable for outstanding product royalties under an application development agreement with IBM, which totaled $210 as of March 31, 1995, was forgiven. In consideration of this forgiveness of debt, the agreement was amended to provide for a five percent royalty on software license fees of the "work orders" application for a period of two years beginning April 1996 and a 10 percent royalty on software license fees of the "courts" application for a period of three years beginning April 1996. This forgiveness was recorded as a reduction in royalty expense in the accompanying consolidated statement of operations for the year ended March 31, 1996.

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

     Effective February 1997, the Company entered into employment agreements with Dennis J. Harward, the Company's President, Chief Executive Officer and Chairman of the Board and Jack L. Harward, the Company's Executive Vice President. Each of the agreements is for a term of three years, and automatically renews for successive one-year periods. In the event either executive is terminated without "Cause," the Company must pay to such executive any unpaid base salary, any accrued but unpaid incentive compensation through the date of termination and continue to pay the executive's base salary for a period of 12 months as well as continue to provide the executive with incentive compensation and the other benefits under the agreement for the same period. Additionally, upon termination without "Cause" the Company must pay to each executive a single lump sum payment equal to the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans.

     The Company has also entered into severance agreements with Dennis J. Harward and Jack L. Harward that will become effective on, and provide for continued employment or retention following, a "Change in Control" (as defined) of the Company. Such agreements generally provide that upon (i) termination by the Company of the executive's employment for any reason other than death, mental or physical incapacity, illness, disability or "Cause" (as defined), (ii) termination by the executive for "Good Reason" (generally defined as the diminution of the executive's duties or other breach by the Company of the agreement), or (iii) termination by the executive during a 30-day period commencing one year after the "Change in Control," he will receive, in addition to base salary, bonus and other compensation accrued through the date of termination, a lump sum cash payment equal to 2.5 times his then-existing base salary and incentive compensation.

PRODUCT LIABILITY

     The Company markets to its customers complex, mission-critical, enterprise-wide applications. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. Although the Company has not experienced any significant product liability claims to date, the sale and support of software by the Company may entail the risk of such claims, which may be substantial. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

12. LITIGATION

     The Company is involved in various legal actions arising in the normal course of business, as both a claimant and a defendant. While it is not possible to determine with certainty the outcome of these matters, in the opinion of management, the eventual resolution of these claims and actions outstanding will not have a material adverse effect on the Company's financial position or operating results.

13. SUBSEQUENT EVENTS

     In January 1998, the Company purchased the net assets of JALAN, Inc. for $1,723. The assets purchased consisted of equipment, furniture and fixtures, miscellaneous deposits and purchased software. As part of the purchase, HTE also assumed various customer service liabilities. Additionally, the Company entered into a consulting agreement with the former owners of JALAN, Inc. This acquisition was accounted for as a purchase.

                         H.T.E., INC. AND SUBSIDIARIES

               MARCH AND DECEMBER 31, 1996 AND DECEMBER 31, 1997

     In April 1998, the Company purchased Phoenix Systems, LLC (Phoenix), in exchange for 272,036 shares of the Company's common stock valued at approximately $3 million on or about the closing date. The acquisition was accounted for as a pooling of interests, although the Company did not restate the results of prior periods due to the financial immateriality of Phoenix's historical operations.

     As discussed in Note 1, in June 1998 the Company acquired UCS, Inc. in a transaction accounted for as a pooling of interests.

     In July 1998, the Company entered into a letter of intent to acquire the assets of Vanguard Management & Information Systems, Inc. for $400 in cash and the payment of continuing royalties over a five-year period. The Company expects the acquisition to close during the third quarter of 1998 and intends to account for it as a purchase.

14. SUPPLEMENTAL NONCASH TRANSACTIONS

     The Company includes depreciation on certain equipment in the costs capitalized as computer software development costs. During the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, depreciation of $86, $88 and $160, respectively, was capitalized as computer software development costs.

     During the year ended March 31, 1996, PFS purchased the net assets of Programmed-For-Success, Inc. (the PFS Acquisition). PFS paid $6 in cash and issued a note payable of $100 in connection with the PFS Acquisition. During the nine months ended December 31, 1996, the Company purchased all of the outstanding common stock of Bellamy (the Bellamy Acquisition). The Company paid $375 in cash, issued notes payable with an aggregate value of $300 and issued 63,600 shares of mandatorily redeemable Class C common stock with a value of $112 in connection with the Bellamy Acquisition.

     In December 1997, the Company purchased net assets of Kb Systems, Inc. for $400 plus legal costs of $61. As of December 31, 1997, $100 of the purchase price remained unpaid pending satisfactory resolution of certain matters related to Kb Systems, Inc.

     The acquisitions discussed above in this note had the following noncash effect of increasing the following assets and liabilities during the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997:

                                                      MARCH 31,   DECEMBER 31,   DECEMBER 31,
                                                        1996          1996           1997
                                                      ---------   ------------   ------------
Trade accounts receivable...........................    $ --          $124           $ --
Other current assets................................      --           121            198
Equipment, furniture and fixtures...................      20           158             --
Purchased software..................................     130           257            319
Other intangible assets.............................      --           386            194
Goodwill established due to recognition of deferred
  income taxes (included in other intangible
  assets)...........................................      --           289             --
Deposits............................................       1            --             --
Accounts payable....................................      --           123             --
Accrued liabilities.................................      --            --            100
Deferred revenue....................................      45           128            250
Notes payable to related parties....................     100           300             --
Long-term debt......................................      --             8             --
Deferred income taxes (long-term liability).........      --           289             --
Mandatorily redeemable Class C common stock.........      --           112             --